UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 15, 2007
TRANSACT TECHNOLOGIES INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	0-21121	06-1456680
(State or other jurisdiction	(Commission file number)	(I.R.S. employer
of incorporation)		identification no.)

One Hamden Center, 2319 Whitney Avenue
Suite 3B, Hamden, CT	06518
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (203)859-6800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)	On May 15, 2007, we were informed that Jon D. Berkley, Senior Vice President and Business, Gaming and Lottery, will resign from his position with the Company effective June 1, 2007.
(c)(1)	Effective June 1, 2007, Tracey Chernay will become our Senior Vice President, Sales & Marketing for all of our markets, including Gaming, Lottery, Kiosk, POS and Banking.
(c)(2)	Ms. Chernay, 47, joined us in May 2005 as Senior Vice President, Marketing and was promoted to the position of Senior Vice President, Sales & Marketing for Point of Sale (POS) and Banking in July 2006. She has been responsible for all marketing initiatives at the Company as well as responsible for leading and directing the domestic and international sales and marketing activities for our POS and Banking markets. Prior to joining us, Ms. Chernay was the Worldwide Manager of Xerox Production Color Marketing and managed the Xerox Greater Pennsylvania/Delaware Valley Sales Operation Unit as Manager of Sales Operations.
(c)(3)	Under the terms of a severance agreement with Ms. Chernay dated July 29, 2005 (the “Severance Agreement”), if the Company terminated the employment of Ms. Chernay without cause (as defined in the Severance Agreement), other than the result of a change in control (as defined in the Severance Agreement) (“Change in Control”), Ms. Chernay would be entitled to continue to receive, for six months following the date of termination (i) a pro rata portion of her annual base salary and (ii) a pro rata portion of her annual target bonus for the year of termination. If a Change in Control were to occur, Ms. Chernay would be entitled to continue to receive for a period of one year from the date of termination (i) her base salary, (ii) her annual target bonus, and (iii) all stock options granted to Ms. Chernay would immediately vest.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits:

Exhibit	Description
99.1	Press Release dated May 18, 2007 of TransAct Technologies Incorporated

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TRANSACT TECHNOLOGIES INCORPORATED

By:	/s/ Steven A. DeMartino
Steven A. DeMartino
Executive Vice President, Chief Financial Officer,
Treasurer and Secretary
Date: May 21, 2007

EXHIBIT LIST
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits:

Exhibit	Description
99.1	Press Release dated May 18, 2007 of TransAct Technologies Incorporated

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